Free Writing Prospectus

Dated April 18, 2018

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-10

$1.325bln CarMax Auto Owner Trust (CARMX) 2018-2 **Full Pricing Details**

Joint-Leads	: Wells Fargo (struc), BAML, CS
Co-Managers	: Mizuho, MUFG, SMBC, TD

CLS	PRIN($MM)	OFF($MM)	WAL	Fitch/S&P	L.FIN	Bench	Sprd	Yld%	Cpn%	$Price
A1	276.000	275.688	0.31	F1+/A-1+	5/15/19	Yld%	n/a	2.30%	2.30%	100.00000
A2	472.790	472.257	1.25	AAA/AAA	8/16/21	EDSF	+19	2.750%	2.73%	99.99471
A3	364.380	363.969	2.64	AAA/AAA	1/17/23	iSwps	+24	3.006%	2.98%	99.98143
A4	108.530	108.407	3.73	AAA/AAA	7/17/23	iSwps	+36	3.181%	3.16%	99.99965
B	34.750	34.710	3.97	AA/AA	10/16/23	iSwps	+57	3.399%	3.37%	99.98086
C	34.750	34.710	3.97	A/A	12/15/23	iSwps	+77	3.599%	3.57%	99.99156
D	33.800	33.761	3.97	BBB/BBB	4/15/25	iSwps	+120	4.029%	3.99%	99.97961

^ WAL to 10% call, 1.3% ABS

Expected Pricing	: Priced	Registration	: SEC Registered
Expected Settle	: 04/25/18	ERISA Eligible	: Yes
First Payment	: 05/15/18	Pxg Speed	: 1.30% ABS to 10% Call
Expected Ratings	: S&P / Fitch	Min Denoms	: $5k x $1k
Bill & Deliver	: Wells Fargo

-Available Information-

* Preliminary Prospectus, Ratings FWP, CDI file (attached)

* Intex Deal Name	: wscarmax201802	Passcode	: VY49
* Investor Presentation	: www.dealroadshow.com	Password	: CARMX182

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